                                                                     EXHIBIT 11.
MICROSOFT CORPORATION
Computation of Earnings Per Share
(In millions, except earnings per share) (Unaudited)
--------------------------------------------------------------------------------

                                                                       Three Months Ended        Six Months Ended
                                                                           December 31              December 31
                                                                        1994        1995         1994       1995
-----------------------------------------------------------------------------------------------------------------
Weighted average number of common shares outstanding                     581         590          581        590

Common stock equivalents from outstanding stock options                   44          48           43         49
----------------------------------------------------------------------------------------------------------------
Average common and common stock equivalents outstanding                  625         638          624        639
----------------------------------------------------------------------------------------------------------------
Net income                                                             $ 373       $ 575        $ 689     $1,074
----------------------------------------------------------------------------------------------------------------
Earnings per share (1)                                                 $0.60       $0.90        $1.10     $ 1.68
----------------------------------------------------------------------------------------------------------------



(1) Fully diluted earnings per share have not been presented because the effects are not material.




--------------------------------------------------------------------------------